Exhibit 99.1
Key updates communicated during Q2 2026
June 30, 2026
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Key updates communicated during Q2 2026
Costs:
-At the Goldman Sachs European Financials Conference, Raja Akram stated that
Deutsche Bank is taking deliberate SVA-accretive management actions through business exits; this is expected to impact expenses by around € 100m in Q2 2026, though the capital relief from these actions is expected to more than offset the expense taken once executed over time. On June 30, 2026 the bank announced that
Kotak Mahindra Bank is to acquire Deutsche Bank’s retail banking, private banking and wealth management business in India
-In addition, as guided at the Q1 2026 results, expenses are expected to increase in Q2
2026 due to a catch-up of investment spend and driven by restructuring and severance costs in the Private Bank as well as hiring across divisions; Deutsche
Bank’s expense guidance for FY 2026 was re-iterated at slightly above € 21bn while expecting a gradual increase throughout the year driven by the phasing of planned
€ 0.9bn FY 2026 investments
Provision for credit losses (CLPs):
-In line with Deutsche Bank’s SVA focus, the bank has made the decision to exit certain non-performing exposures, which is expected to impact CLPs by around € 100m in Q2
2026, though the eventual capital relief will offset the CLP charge; as a result of this
CLPs are expected to be lower QoQ, but higher than consensus, as guided by Raja
Akram at the Goldman Sachs European Financials Conference
-At the Q1 2026 results, he reiterated that asset quality remains strong, portfolios are performing in line with expectations and Deutsche Bank continues to expect a lower average run rate of 30bps in FY 2028
Revenues:
-At the Goldman Sachs European Financials Conference, Raja Akram provided guidance on Q2 2026 revenue performance:
-Private Bank revenues are expected to show continued YoY growth
-Asset Management revenues are expected to reflect a normalization of performance fees downwards QoQ as Q1 2026 benefited from the recognition of significant fees from an infrastructure fund; the division will likely still show
YoY revenue growth, but probably slightly lower than consensus
-Corporate Bank revenues are expected to show QoQ growth in Q2 and YoY growth from Q3 2026 onwards; the division is expected to exit the year with a revenue growth rate in the mid-single digits on a reported basis
-In the Investment Bank, Investment Banking & Capital Markets had a good start to the quarter with healthy pipelines pointing to YoY revenue growth;
Fixed Income & Currencies is also expected to show YoY growth
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-At the Q1 2026 results, management reiterated their confidence in FY 2026 Group revenues reaching around € 33bn, supported by growth in net commission and fee income as well as NII in key banking book segments and other funding growing to
€ 14bn, though market implied rates are currently higher than those used in planning before November’s Investor Deep Dive
Profitability:
-At the Q1 2026 results, Raja Akram said that Deutsche Bank is comfortable with the trajectory in profitability and continues to expect strong operating performance in
2026; this expectation was reiterated at the Goldman Sachs European Financials
Conference, and takes account of SVA-accretive management actions such as those in
Q2 outlined above
Capital and capital distribution:
-Raja Akram guided at the Goldman Sachs European Financials Conference that he expects the CET1 ratio to remain right in the middle of the operating range between
13.5-14.0% for the remainder of FY 2026; he anticipates that a CET1 ratio increase above 14% would likely be a post-2026 dynamic
-He also stated that the bank is already deducting capital in line with the targeted 60%
payout ratio, with the intent for another share buyback in 2026; he clarified that a second share buyback would not be dependent on a CET1 ratio above 14%
-Richard Stewart stated at the Q1 2026 Fixed Income Investor Call that the Q1 2026
RWA increase was exceptional, and said that this growth should not be extrapolated to future quarters
-He also reiterated that the bank’s strategy includes optimizing and reallocating lower-return RWA; in addition, to further improve balance sheet velocity, the bank plans to increase the RWA benefit from new significant risk transfer transactions
(SRT) by approximately 20%, to be executed over FY 2026 and FY 2027
Issuance and credit ratings:
-As of the end of June, the bank has issued ~€ 7.9bn YTD out of the € 10-15bn funding plan for the year; in terms of capital instruments, the bank issued € 1.25bn AT1 notes on May 7, 2026 and called a GBP 650m AT1 on April 30, 2026
-On April 30, 2026 Fitch Ratings revised the bank’s outlook to “Positive” from “Stable”, while affirming the Long-Term Issuer Default Rating (IDR) at “A-“
-On May 12, 2026, Fitch Ratings upgraded Deutsche Bank’s Long-Term IDR by two notches to “A+” from “A-“; in addition, the derivative counterparty, deposit and senior preferred ratings were upgraded by one notch; drivers of the changes were the roll-
out of updated bank rating criteria
Next significant events:
-July 29, 2026 – Q2 2026 results – Analyst Conference Call
July 30, 2026 – Q2 2026 results – Fixed Income Call
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Disclaimer:
This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about Deutsche
Bank’s beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and the bank undertakes no obligation to update publicly any of them in light of new information or future events.
By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which the bank derives a substantial portion of its revenues and in which it holds a substantial portion of its assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of its strategic initiatives, the reliability of its risk management policies, procedures and methods, and other risks referenced in the bank’s filings with the U.S.
Securities and Exchange Commission. Such factors are described in detail in Deutsche
Bank’s SEC Form 20-F of March 12, 2026, under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from investor-
relations.db.com.